Innovo Group Inc. Receives Extension of Compliance Period from Nasdaq

LOS ANGELES, CA, December 29, 2006 – Innovo Group Inc. (NASDAQ: INNO), or the Company, announced today that on December 28, 2006, the Company received notification from Nasdaq that it had received an additional 180 days, or until June 25, 2007, to regain compliance with the $1.00 minimum closing bid price requirement for continued listing as set forth in Marketplace Rule 4310(c)(4) (the “Rule”).

On June 30, 2006, the Company received a letter from Nasdaq stating that, in accordance with Marketplace Rule 4310(c)(8)(D), it would be provided 180 calendar days, or until December 27, 2006, to regain compliance with the Rule. On December 28, 2006, Nasdaq notified the Company that it had not regained compliance with the Rule, but since it met all initial inclusion criteria for the Nasdaq Capital Market set forth in Marketplace Rule 4310(c) (except for the bid price requirement), the Company would be provided an additional 180 calendar days, or until June 25, 2007, to regain compliance. If, at any time before June 25, 2007, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, Nasdaq will provide notification that the Company has regained compliance with the Rule.

If the Company cannot demonstrate compliance by June 25, 2007, Nasdaq will provide notification that the Company’s securities will be delisted. At that time, the Company may appeal Nasdaq’s determination to a Listing Qualifications Panel.

About Innovo Group Inc.

Innovo Group Inc., through its operating subsidiary Joe’s Jeans, Inc., is a design and sales organization designing, producing and selling apparel products to the retail and premium markets under the Joe’s™ and Joe’s Jeans® brands. Under these brands, the Company’s apparel products consist of men’s and women’s denim and denim-related apparel products. More information is available at the company web site at www.innovogroup.com or at www.joesjeans.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions Forward looking statements in this press release include, without limitation, the ability of the Company to regain compliance with Nasdaq Marketplace Rules. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the Company’s decisions and available options regarding future actions that may result in regaining or maintaining compliance with Nasdaq Marketplace Rules, uncertainty regarding the effect or outcome of the Company’s decision to related to strategic alternatives; continued acceptance of the Company’s products in the marketplace, particularly acceptance and near-term sales of the Company’s Joe’s® brand; successful implementation of its strategic plan; the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company; the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations and asset sales; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:
Innovo Group Inc.
Dustin Huffine
323-837-3700